UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 15, 2011

AIVTECH INTERNATIONAL GROUP CO.
(Exact name of registrant as specified in charter)

Nevada	333-161941	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1305 East, Hightech Plaza, Phase 2, Tian'an Cyber Park Futian District, Shenzhen City, Guangdong Province, China
(Address of principal executive offices and zip code)

+86 (139) 2349-3889
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Officers

On April 15, 2011, Mr. Teli Liao resigned as the Secretary of AIVtech International Group Co. (“we” or the “Company”). There was no disagreement between Mr. Liao and the Company on any matter relating to the Company’s operations, policies or practices that resulted in his resignation as the Secretary of the Company.

On April 26, 2011, Mr. Wenfeng He resigned as the Chief Operating Officer of the Company.  There was no disagreement between Mr. He and the Company on any matter relating to the Company’s operations, policies or practices that resulted in his resignation as the Chief Operating Officer.

Appointment of Officers

On April 26, 2011, the Board of Directors of appointed Mr. Hu Fan as the Secretary of the Company and Mr. Huanchao Zhu as the Chief Operating Officer of the Company with immediate effective.

The biographical information regarding the new officers is listed below:

Mr. Hu Fan, Age 25, Secretary

Mr. Fan joined the Company in March 2011. Before that, he was working in Ikon Group as an investment banking manager from August 2010 to March 2011. He has been working in promoting the financial products and services to the Chinese institutional and individual customers and he was in charge of the developing businesses with new clients. Upon joining the Company as the Secretary, Mr. Fan works on expanding the financial market opportunity for the Company for financing related projects and other administrative matters of the Company’s daily operations.  Mr. Fan is familiar with the western accounting and financial knowledge, including accounting and financial concepts, corporate accounting, financial accounting and auditing. He also possesses knowledge in the laws in connection with corporate and taxations.

Mr. Fan received his Master in Commerce degree from University of Ballarat in Australia.

Mr. Huanchao Zhu, Age 37, Chief Operating Officer

Mr. Zhu joined the Company in February 2011.  Mr. Zhu has extensive experience in the business operation management industry.  He was working in Shenzhen Guoxian Technology Co., Ltd. from April 2010 to February 2011 as the deputy general manager.  During his work there, he was responsible in managing and organizing the general business operation of the company, improving the sales performance, conducting the marketing promotion and adopting the internal information management system.  From April 2007 to December 2009, Mr. Zhu was the president of Shenzhen Riyang Technology Co., Ltd.  Under his assistance, the company has substantially improved the competition capacity by developing products under its own brands and had the internal control and management system set up. From April 1999 to November 2006, Mr. Zhu was working at Shenzhen Mingcheng Medical Health Care Products Co., Ltd. as a PMC manager, vice president and the head of integrative department.  During the work, he was awarded with honors for his outstanding work performance. In 2002, Mr. Zhu was sent to Japan by the company for business visiting.  From October 1997 to March 1999, Mr. Zhu was the PMC manager of Shenzhen Pinhu Guantong Electronic Company and from April 1995 to October 1997, he was the assistant to the general manager at Dongwan City Baolian Electronic Company.

Mr. Zhu graduated with the associate degree in English in 1994 from Henan University and his second foreign language is Japanese.  He possesses the internal reviewer certificates issued under the ISO International Quality Management System ISO9001:2000 and ISO9002:1994.

Family Relationships

Mr. Hu Fan and Mr. Huanchao Zhu do not have a family relationship with any of the officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Employment Agreement

On April 26, 2011, Shenzhen AIV Electronics Company Limited, our PRC subsidiary,  entered into employment agreements with Hu Fan, as our secretary, and Huanchao Zhu, as our chief operating officer, for a period of one year until April 25, 2012. Pursuant to the employment agreement with Mr. Fan, we agreed to pay to Mr. Fan a monthly salary of 5,000 RMB, or approximately $770, during the probation period which is one month from April 26, 2011 to May 25, 2011, and 6,000 RMB, or approximately $930, after the probationary period, payable monthly. Pursuant to the employment agreement with Mr. Zhu, we agreed to pay to Mr. Zhu a monthly salary of 18,000 RMB, or approximately $2,770, during the probation period which is one month from April 26, 2011 to May 25, 2011, and 20,000 RMB, or approximately $3,080, after the probation period, payable monthly.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between Shenzhen AIV Electronics Company Limited and Hu Fan, dated April 26, 2011.
10.2	Employment Agreement Shenzhen AIV Electronics Company Limited and Huanchao Zhu, dated April 26, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIVTECH INTERNATIONAL GROUP CO.

Dated: May 6, 2011	By:	/s/ Jinlin Guo
Name: Jinlin Guo
Title: President, Chief Executive Officer and Chairman of the Board of Directors